EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our Report dated March 21, 2007, accompanying the consolidated financial statements as of and for the years ended December 31, 2006 and 2005, included in the Annual Report of A.D.A.M., Inc., and subsidiaries on Form 10-K for the year ended December 31, 2006, which are included and incorporated by reference in this Registration Statement. We consent to the inclusion and incorporation by reference in the Registration Statement of the aforementioned Report.

/s/ Tauber & Balser P.C.

Atlanta, Georgia
February 21, 2008